Exhibit 23.2

Consent Of Independent Registered

Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-226130, 333-211788, 333-186533, 333-239476, and 333-266118) and Form S-3 (File No. 333-272806) of our report dated March 7, 2024 relating to the consolidated financial statements of Medallion Financial Corp. and subsidiaries as of December 31, 2023 and for each of the years in the two-year period ended December 31, 2023; which appear in the Annual Report on Form 10-K of Medallion Financial Corp. for the year ended December 31, 2024.

/s/ Mazars USA LLP

New York, New York

March 13, 2025